UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2016

xG Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-187094	20-585-6795
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 S. Pineapple Avenue, Suite 701, Sarasota, FL	34236
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (941) 953-9035

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Binding Letter of Intent

On January 14, 2016, xG Technology, Inc. (the “Company”) signed a binding Letter of Intent (“LOI”) with Integrated Microwave Technologies, a Delaware LLC (“IMT”), regarding the acquisition by the Company of certain assets and liabilities of IMT. Pursuant to the LOI, the Company will acquire from Skyview Capital (the “Seller”) the certain assets and certain liabilities of IMT (the “Transaction”). The purchase price of the Transaction will be $3 million, to be paid through the issuance of two promissory notes, each in principal amount of $1.5 million, one with a maturity date of the later of March 31, 2016 or 60 days from closing, and one with a maturity date of 18 months from closing. The parties intend to negotiate and execute a definitive asset purchase and sale agreement for the Transaction in accordance with the terms of the LOI. The execution of a definitive asset purchase and sale agreement is subject to a number of conditions including (i) the agreement by John Payne IV, COO and CTO of IMT, to a compensation and incentive package with the Company, (ii) the ability of the Company to enter into an amendment to sublease certain premises being used by IMT and received an extension to use such premises until November 2017 (including an adjustment of the rent), and (iii) the negotiations of the promissory notes.

The definitive asset purchase and sale agreement will include customary closing conditions including necessary approvals for an asset purchase of this size and scope. The Company and Seller have agreed not to initiate or enter into any discussion with any other prospective purchaser of the assets and/or liabilities, or of the stock or business of the Company prior to February 15, 2016.

The description of the LOI is qualified in its entirety by reference to the full text of the LOI, which is attached hereto as Exhibit 10.1.

Item 8.01	Other Events.

On January 19, 2016, the Company issued a press release announcing that it had entered into the LOI with IMT. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

Exhibit 10.1	Letter of Intent dated January 14, 2016.
Exhibit 99.1	Press Release of xG Technology, Inc. dated January 19, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 21, 2016		xG TECHNOLOGY, INC.

	By:	/s/ Roger Branton
Name: Roger Branton
Title: Chief Financial Officer